Exhibit 99.1

RH REPORTS RECORD SECOND QUARTER FISCAL 2018 RESULTS

Corte Madera, CA – September 4, 2018 - RH (NYSE: RH) today announced second quarter fiscal 2018 results and Chairman & Chief Executive Officer, Gary Friedman, provided an update on the Company’s continued evolution and outlook.

RH Leadership will host a Q&A conference call at 2:00 p.m. PT (5:00 p.m. ET) today.

SECOND QUARTER HIGHLIGHTS

Q2 GAAP DILUTED EPS $2.33 vs. ($0.28) LY

Q2 ADJUSTED DILUTED EPS $2.49 vs. $0.65 LY

Q2 GAAP NET INCOME $64.0M vs. ($7.9M) LY

Q2 ADJUSTED NET INCOME $67.4M vs. $19.7M LY

Q2 GAAP OPERATING MARGIN 13.3% vs. 2.0% LY

Q2 ADJUSTED OPERATING MARGIN 12.3% vs. 6.4% LY

Q2 COMPARABLE BRAND REVENUE +5% vs. +7% LY

Q2 GAAP NET REVENUES +4% vs. +13% LY

Q2 ADJUSTED NET REVENUES +4% vs. +14% LY

COMPANY RAISES Q3, Q4 and FY18 EARNINGS GUIDANCE

Note: Please see the tables below for a reconciliation of all GAAP to non-GAAP measures referenced in this press release.

To Our People, Partners, and Shareholders,

Our record second quarter results demonstrate our commitment to earnings growth, the emerging power of our new business model, and our continued success revolutionizing physical retailing. Based on our strong second quarter performance and current trends, we are raising our fiscal 2018 earnings guidance for a third time.

As articulated since the beginning of the year, we continue to manage the business with a bias for earnings versus revenue growth. We will restrain ourselves from chasing low quality sales at the expense of profitability, and instead focus on optimizing our new business model while building an operating platform that will enable us to compete and win over the long-term.

It is clear that prioritizing earnings versus revenues this past year made it possible for us to see opportunities throughout our business that would have otherwise gone unnoticed. We now believe that our target of achieving low to mid-teens adjusted operating margins, and return on invested capital (ROIC) in excess of 30% by 2021 will happen sooner rather than later, as the earnings power of our new model is proving to be greater than previously anticipated and will be further amplified when we pivot back to growth in fiscal 2019.

In my 40 plus years in the retail industry spanning three leading platforms, I can honestly say I’ve never seen an organization as clear and focused on optimizing a business as RH is today. I could not be more proud of our team for driving these industry leading results, and remain confident that our path towards building the most profitable and capital efficient model in our industry will prove to be the right one for our people, partners, and shareholders.

Turning to our second quarter results, we achieved record GAAP gross margins of 42.4% in the second quarter, increasing 900 basis points versus a year ago, while adjusted gross margins increased 800 basis points to 42.1% compared to 34.1% last year. Our results reflect strong full price selling, lower outlet revenues, and a more streamlined distribution and reverse logistics network.

Second quarter GAAP operating margins reached a record 13.3%, and adjusted operating margins reached a record 12.3% versus 6.4% a year ago despite approximately 150 basis points of higher advertising costs due to the new accounting rule that requires catalog costs to be expensed in the quarter the books are distributed, versus the previous standard of amortizing the costs over the life of the book. As a reminder, this accounting change will also negatively impact the third quarter adjusted operating margins by approximately 200 basis points, while benefiting the fourth quarter by approximately 300 basis points. For the year, we expect advertising expense to be slightly down as a percentage of revenues compared to fiscal 2017.

GAAP diluted earnings per share reached a record $2.33 in the second quarter compared to a loss of $0.28 per share last year, and adjusted diluted earnings per share also reached a record $2.49 in the second quarter versus $0.65 per share a year ago.

GAAP and adjusted diluted earnings per share includes a $0.44 per share net benefit comprised of a $0.51 tax benefit from associate option exercises following the sharp increase in our share price, offset by $0.02 per share of payroll taxes on the option exercises, and $0.05 per share from a higher diluted share count due to the higher average share price in the quarter. There was also a positive balance sheet cash benefit from the option exercises of $18 million in the quarter.

Excluding the $0.44 per share net benefit, adjusted diluted earnings per share reached $2.05 in the second quarter, widely exceeding our guidance of $1.70 to $1.77, and more than three times last year despite lower than expected revenues, highlighting the earnings power of our new operating platform.

We generated over $25 million of free cash flow in the quarter, and reduced our ratio of net debt to trailing twelve months adjusted EBITDA from over 5 times at the end the second quarter of fiscal 2017 to 2.4 times at the end of the second quarter of fiscal 2018. We expect to generate free cash flow in excess of $260 million for the year, further reducing our ratio of net debt to trailing twelve months adjusted EBITDA to approximately 1.5 times by year end.

Comparable brand revenues increased 5% in the second quarter, despite a 3 point drag from last year’s inventory reduction efforts and on top of a 7% increase last year. Adjusted for last year’s inventory reduction efforts, comparable brand revenues increased 8% in the second quarter of fiscal 2018.

GAAP and adjusted net revenues increased 4% in the second quarter, accelerating nearly 5 points from the first quarter, reaching $643 million versus $619 million last year. Net of the 3 point negative drag from higher outlet sales and 3 point drag from SKU rationalization last year, adjusted net revenues increased 10% in the second quarter fiscal 2018.

Looking forward, we expect the revenue drag from SKU rationalization to be 2.5% in the third quarter and 1.5% in the fourth quarter.

While I would like to see our revenue forecasting accuracy improve, and believe it will in the second half of the year, it’s hard to be precise given the inventory optimization efforts last year, and even harder to be disappointed when the organization has been focused on operational redesign and earnings growth resulting in adjusted gross margins up 800 basis points, adjusted operating margins up almost 600 basis points, inventories down 9%, and adjusted diluted earnings per share up more than 3 times versus a year ago.

Raising Fiscal 2018 Earnings Guidance and Increasing Long-Term Targets

As a result of our strong second quarter earnings, we are raising our fiscal 2018 adjusted diluted earnings per share guidance for a third time. We are now expecting adjusted diluted earnings per share for the year to be in the range of $7.35 to $7.75 up 15% from our previous guidance of $6.34 to $6.83, while slightly lowering revenue guidance by approximately 2% as we continue to prioritize earnings over revenue growth and focus on optimizing the profitability of our new operating model.

As part of raising our full year guidance, we are also raising our third and fourth quarter adjusted diluted earnings per share guidance. We are now expecting adjusted diluted earnings per share for the third quarter to be in the range of $1.15 to $1.33, up from $1.04 to $1.23, and adjusted diluted earnings per share for the fourth quarter to be in the range of $2.33 to $2.54, up from $2.16 to $2.39.

Due to the earnings power of our new operating model, we are also updating our previous long-term targets. We are moving forward our expectations for adjusted operating margins in the low-to-mid teens, and ROIC in excess of 30% by 2021, a full year to 2020.

We continue to see a clear path to $4 to $5 billion in North American revenues, as well as a significant international opportunity that could lead to RH becoming a $7 to $10 billion dollar global brand.

Our long-term targets remain revenue growth of 8% to 12% and earnings growth of 15% to 20% annually.

Our detailed updated guidance for fiscal 2018 and the third and fourth quarters are provided in a table with our financial results attached to this letter.

2018 - A Continued Focus on Execution, Architecture and Cash

As communicated, we will continue to focus on optimizing our new business model, architecting a new operating platform and driving significant cash flow by increasing revenues and earnings, while decreasing inventory and capital spending in 2018.

We expect revenue growth to accelerate in the second half as the drag from last year’s inventory reduction efforts begins to lessen, and we benefit from the second contact of the RH Interiors and RH Modern Source Books that arrive in homes early September through early November.

While most in our industry are closing or downsizing stores, we remain committed to our quest of revolutionizing physical retailing. Our progress in fiscal 2018 includes opening RH Portland and RH Nashville in the first half of the year, and the upcoming openings of two very unique and diverse retail experiences, RH New York, opening on September 7th, and RH Yountville, opening on September 23rd.

We continue to be pleased with the performance of our new Galleries, and RH Portland and Nashville are no exception. RH Nashville is the fourth new Gallery with our integrated hospitality experience and the early hospitality results are exceeding the first year performance of RH Chicago.

RH President of Hospitality Brendan Sodikoff and his team are demonstrating we can execute a profitable high quality food and beverage experience across multiple markets while driving traffic into our Galleries that result in incremental revenues in our core business. With three of our four restaurants trending to generate $5 million to $6 million annually, and our fourth at approximately $4 million, we believe RH Hospitality is now a proven scalable business, and we plan to increase the number of new Galleries with integrated restaurants, wine vaults, and barista bars going forward. Additionally, we continue to believe strongly in the prospects for our first RH Guesthouse, opening summer of 2019 in New York, just steps from our new Gallery.

With a contemporary steel and glass structure rising up five floors through the original historic brick facade, RH New York, the Gallery in the Historic Meatpacking District is an architectural masterpiece designed by Jim Gillam, of the award winning firm Backen, Gilliam, and Kroger. Located on what is becoming one of the most iconic corners in the city, the approximate 90,000 gross square feet of indoor and outdoor space is connected by a soaring central atrium with stacked cast iron columns, a grand staircase that features the art installation “New York Night” by Los Angeles-based artist and designer Alison Berger, and a glass elevator that transports customers up to a rooftop restaurant with retractable doors opening onto a beautiful landscaped park with all-day sunshine and incredible views of downtown and Freedom Tower. The Gallery also features a Barista Bar & Outdoor Wine Terrace, full floors of RH Interiors, Modern, Outdoor, Baby & Child and Teen, plus RH Interior Design Offices supporting our onsite team, and an expansive Design Atelier with private presentation rooms for our clients.

RH New York provides us the rare opportunity, to create what we believe will be the most innovative new retail experience in the world, in arguably the most important city in the world. I’m sure most of you noticed our wrap of the Sunday New York Times this past weekend announcing the public opening September 7th, and many of you received invitations to our opening party September 5th, or to our Investor Event and cocktail party September 6th post our 3:15 pm presentation at the Goldman Sachs Global Retailing Conference. I would encourage you to join us at one of the events or at our opening on Friday September 7th at 11am, to see why, as we articulated on the cover of the Sunday New York Times that, “The Death of Retail. Is Overrated.”

RH Yountville, opening September 23rd, will be an integrated compound of food, wine, art and design. Reflective of the local culture, and intended to engage the global luxury clientele who visit and vacation in the Napa Valley, RH Yountville includes the Historic Ma(i)sonry building, which has been transformed into a dramatic two story stone wine vault with outdoor trellis covered living rooms that can be reserved for wine tastings from some of the Valley’s rare and hard to acquire wines. We are finishing construction of three new pavilions on the property, including an indoor - outdoor restaurant with a glass roof and retractable steel and glass doors where you will dine under heritage olive trees while listening to the sound of trickling water from dramatic central fountains. The pavilions will be connected by lush garden courtyards with outdoor fireplaces and walking paths of crushed granite and bluestone pavers. RH Yountville will be a unique and immersive experience, one that will serve to position RH as a taste and style leader in our industry.

RH President, Chief Operating, Service and Values Officer DeMonty Price and his team continue to lead a movement within the Company to build an operating platform and customer culture that will leapfrog us far beyond the customer experience and operating results that currently define our industry. They are shifting the focus from orders to customers, and from deliveries to delight, infusing their teams with an energy and passion that is echoing throughout our Company and into the homes of our customers.

Their work in home delivery includes a complete redesign of the network which will significantly increase the time product remains in its original packaging, reducing returns and damages, and doubling the productivity of our delivery teams.

We have also redesigned our call center network, closing a call center in Dallas, and opening a new Customer Delight Center at our headquarters in Corte Madera, CA ensuring the voice of the customer rings through the corridors of our corporate campus daily.

We expect our work architecting a new operating platform, inclusive of our distribution center network redesign, the redesign of our reverse logistics and outlet business, and the reconceptualization of our home delivery and customer experience, will drive lower costs and inventory levels, and higher earnings and inventory turns throughout the balance of fiscal 2018. Looking forward, we expect this multi-year effort to result in a dramatically improved customer experience, continued margin enhancement and significant cost savings over the next several years.

Regarding our balance sheet and leverage ratios, we continue to expect future cash flows will be adequate to repay the outstanding principal of our $350 million June 2019 and $300 million June 2020 zero coupon convertible notes at maturity. As a reminder, we purchased a bond hedge that is designed to protect us against dilution on the 2019 notes up to $171.98 per share, and up to $189.00 per share for the 2020 notes.

The strength of our business and the reduction in leverage we have achieved during the past four quarters has put us in a strong position to take advantage of the positive conditions in the capital markets.

As such, we executed our third zero coupon convertible notes offering in the second quarter of this year, raising $335 million in notes convertible at $193.65 per share, a 25% premium to our stock price of $154.92, the stock price at the time of the pricing of the financing. We also purchased a corresponding bond hedge to protect against dilution up to $309.84 per share. We used the recent notes offering proceeds net of the bond hedge to pay down interest bearing debt on our balance sheet, reducing interest expense for the year.

We continue to have multiple financing alternatives available to us on favorable terms that could further fortify our balance sheet providing us with additional financial flexibility at a very low cost of capital.

Looking back, had we not been opportunistic in responding to the favorable market conditions through our convertible notes financings in 2014 and 2015, we would not have been in a position to repurchase $1 billion of our stock when it was undervalued last year, which has proven to be an excellent allocation of capital for the benefit of our shareholders. We are regularly evaluating various low interest rate financing alternatives and expect to follow the same opportunistic capital allocation approach in the future regarding both sources and uses of capital.

As we did in fiscal 2017, we will once again hold ourselves back from adding new businesses in fiscal 2018 outside of ongoing investments in RH Hospitality as we remain focused on optimizing the profitability of our new operating platform.

It remains clear to us as we witness the failures of high growth - no profit, online pure plays and the declining operating margins of traditional retailers who are driving an unnatural shift online, that the complexities and costs of scaling a furniture business will favor those who control their brand from concept to customer, offer an immersive and inspiring physical and digital experience, and have a superior logistics network that extends the brand into the customer’s home. The road of endless promotions, free shipping, and a shrinking store base is resulting in broken and unsustainable retail models. We prefer the road less traveled by, and like Robert Frost, believe it will make all the difference.

As in past economic cycles where growth without profitability has been rewarded, when consumer markets tighten, so do capital markets, resulting in a scramble to survive, and the corresponding opportunity for those with strong brands and superior business models to thrive. While none of us has an ability to predict exactly where we are in the current economic cycle, we do have an ability to build a brand and business that should enable us to disrupt and dominate regardless of cycle time, consumer markets, capital markets, trade wars, or tweets.

2019 - A Pivot to High Quality, Sustainable Growth

Our plan is to pivot back to high quality, sustainable growth in fiscal 2019 as we return to our product and brand expansion strategy, which has been on hold as we focused on our move to membership and the architecture of our new operating platform. We have several new brand extension plans in our development pipeline, such as RH Beach House, and RH Color, launching in 2019.

Additionally we plan to expand our assortments in key categories, and accelerate the introduction of new collections as we pivot back to growth next year.

We plan to increase our investment in RH Interior Design with a goal of building the leading Interior Design Firm in North America. We believe there is a significant revenue opportunity by offering world class design and installation services as we move the brand beyond creating and selling products to conceptualizing and selling spaces. You will notice the expanded presence of RH Interior Design in our RH Interiors and RH Modern Source Books, and our IMAGINE advertising campaign in many of the leading shelter magazines.

Regarding our ongoing quest to revolutionize physical retailing and the evolving nature of our real estate transformation, we have developed a new multi-tier market approach that we believe will optimize both market share and return on invested capital.

First, we have developed a new RH prototype Design Gallery that will enable us to more quickly place our disruptive product assortment and immersive retail experience into the market. The new prototype is based on key learnings from our recent Gallery openings and will range in size from 33,000 square feet inclusive of our integrated hospitality experience to 29,000 square feet without. These new Galleries will represent our assortments from RH Interiors, Modern, Baby & Child, Teen and Outdoor. Due to the reduced square footage and efficient design, these new prototypes will be more capital efficient with less time and cost risk, but yield similar productivity. We anticipate these new Galleries will represent approximately two thirds of our target markets and enable us to ramp our opening cadence from 3 to 5 new Galleries per year, to a pace of 5 to 7 new Galleries per year.

Second, we are developing a Gallery tailored to secondary markets. Targeted to be 10,000 to 18,000 square feet, we believe these smaller expressions of our brand will enable us to gain share in markets currently only served by smaller competitors. We expect these Galleries to drive $10 to $15 million of revenues at a net investment of $0 to $5 million, with a payback on our invested capital of 0 to 2 years. Our plan is to test a few of these Galleries over the next several years, and if proven successful, this could lead to an increase in our long-term Gallery targets.

Third, we will continue to develop and open larger Bespoke Design Galleries in the top metropolitan markets, as we are doing in New York this year, and San Francisco in 2019. These iconic locations are highly profitable statements for our brand, and we believe create a long-term competitive advantage that will be difficult to duplicate.

Fourth, we will continue to open indigenous Bespoke Galleries in the best second home markets where the wealthy and affluent visit and vacation. These Galleries will be tailored to reflect the local culture, and be sized to the potential of each market. Examples of current and future Bespoke Galleries include the Hamptons and Palm Beach, and the Bespoke Gallery opening this year in Yountville.

Like our evolving multi-tier Gallery strategy, we have developed a multi-tier real estate strategy that is designed to significantly increase our unit level profitability and return on invested capital. Our three primary deal constructs are outlined below:

First, in many of our current projects, we are migrating from a leasing to a development model. We currently have two Galleries, Yountville and Edina, under construction using this new model, and have an additional three development projects in the pipeline. In the case of Yountville and Edina, we expect to do a sale-leaseback that should allow us to recoup all of our capital, and possibly more. In some cases we believe we may be able to pre-sell the property and structure the transaction where the capital to build the project is advanced by the buyer during construction, which could require zero upfront capital from RH.

Second, we are working on joint venture projects, where we share the upside of a development with the developer/landlord. An example of this new model, would be our future Gallery and Guesthouse in Aspen, where we are contributing the value of our lease to the development in exchange for a profits interest in the project. The developer will deliver to RH a substantially turnkey Gallery and Guesthouse, while we continue to retain a 20% and 25% profits interest in the properties. We would expect to monetize the profits interest at the time of sale of the properties during the first five years. The net result should be a minimal capital investment to operationalize the business, with the expectation for a net positive capital benefit at time of monetization of the profits interest.

Third, due to the productivity and proof of concept of our recent new Galleries, and the addition of a powerful, traffic generating hospitality experience, we are able to negotiate “capital light” leasing deals, where as much as 65% to 100% of the capital requirement would be funded by the landlord, versus 35% to 50% previously. We currently have 12 capital light deals in the development pipeline that would be scheduled to open in fiscal 2019 and beyond.

All of the above mentioned deal structures should lead to lower capital requirements, higher unit profitability, and significantly higher returns on invested capital.

Lastly, we are currently exploring opportunities for Design Galleries in the UK and Europe, and believe there is tremendous opportunity for the RH brand to expand globally.

Building a Brand with No Peer and a Customer Experience That Cannot Be Replicated Online

We do understand that the strategies we are pursuing - opening the largest specialty retail experiences in our industry while most are shrinking the size of their retail footprint or closing stores; moving from a promotional to a membership model, while others are increasing promotions, positioning their brands around price versus product; continuing to mail inspiring Source Books, while many are eliminating catalogs; and refusing to follow the herd in self-promotion on social media, instead allowing our brand to be defined by the taste, design, and quality of the products and experiences we are creating - are all in direct conflict with conventional wisdom and the plans being pursued by many in our industry.

We believe when you step back and consider: one, we are building a brand with no peer; two, we are creating a customer experience that cannot be replicated online; and three, we have total control of our brand from concept to customer, you realize what we are building is extremely rare in today’s retail landscape, and we would argue, will also prove to be equally valuable.

In closing, we are deeply grateful for all of our people and partners whose passion and persistence bring our vision and values to life each day, as we pursue our quest to become one of the most admired brands in the world.

Carpe Diem,

Gary

Gary Friedman

Chairman & Chief Executive Officer

1 Return on invested capital (ROIC): We define ROIC as adjusted operating income after-tax for the most recent twelve-month period, divided by the average of beginning and ending debt and equity less cash and equivalents as well as short and long-term investments for the most recent twelve-month period. ROIC is not a measure of financial performance under GAAP, and should be considered in addition to, and not as a substitute for other financial measures prepared in accordance with GAAP. Our method of determining ROIC may differ from other companies’ methods and therefore may not be comparable.

Q&A CONFERENCE CALL INFORMATION

Accompanying this release, RH leadership will host a live question and answer conference call at 2:00 p.m. PT (5:00 p.m. ET). Interested parties may access the call by dialing (866) 394-6658 (United States/Canada) or (706) 679-9188 (International). A live broadcast of the question and answer session conference call will also be available online at the Company’s investor relations website, ir.rh.com. A replay of the question and answer session conference call will be available through September 18, 2018 by dialing (855) 859-2056 or (404) 537-3406 and entering passcode 2476376, as well as on the Company’s investor relations website.

ABOUT RH

RH (NYSE: RH) is a curator of design, taste and style in the luxury lifestyle market. The Company offers collections through its retail galleries, Source Books, and online at RH.com, RH Modern.com, RHBabyandChild.com, RHTeen.com, and Waterworks.com.

NON-GAAP FINANCIAL MEASURES

To supplement its condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses the following non-GAAP financial measures: adjusted net revenue, adjusted net income, adjusted diluted earnings per share, return on invested capital, free cash flow, adjusted operating margin, adjusted gross margin, adjusted SG&A, EBITDA and adjusted EBITDA (collectively, “non-GAAP financial measures”).  We compute these measures by adjusting the applicable GAAP measures to remove the impact of certain recurring and non-recurring charges and gains and the tax effect of these adjustments.  The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons.  The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making.  The non-GAAP financial measures used by the Company in this press release may be different from the non-GAAP financial measures, including similarly titled measures, used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of the federal securities laws, including without limitation statements related to: our future financial and business outlook and guidance for the third and fourth quarters of fiscal 2018 and for the fiscal year 2018 as well as our long-term targets, expectations and perceived opportunities, including our guidance and outlook with respect to revenues, adjusted net income, adjusted diluted earnings per share, adjusted gross margin, capital expenditures, merchandise inventories, free cash flow, adjusted operating margin, anticipated diluted shares outstanding and net revenue growth, ratio of net total debt to trailing twelve months adjusted EBITDA; our focus on managing the business with a bias for earnings versus revenue growth in 2018; our belief that we are building an operating platform that will enable us to compete and win over the long-term; the impact of the new accounting rule that requires catalog costs to be expensed in the quarter they are distributed, including the expected impact on adjusted operating margins in the third and fourth quarters; our belief that our target of achieving low to mid-teens adjusted operating margins, and return on invested capital in excess of 30% will happen by 2020, which is earlier than our previous expectations; our long-term expectations of achieving $4 to $5 billion in North American revenues as well as of RH becoming a $7 to $10 billion dollar global brand; our expectations of disrupting physical retailing and of being a disruptive force in the marketplace, gaining significant market share and creating meaningful competitive barriers; expectations related to our focus on optimizing our new business model, architecting a new operating platform and driving significant cash flow in 2018 through increasing revenues and earnings, while decreasing inventory and capital spending in 2018; our expectations concerning the continued benefits of our membership model; our expectation that revenue growth will accelerate in the second half of 2018 as we begin to cycle last year’s inventory reduction efforts and benefit from our second contact of the RH Interiors and RH Modern Source Books that will be arriving in homes early September through early November; our belief that we are building an operating platform and customer culture that will leapfrog us far beyond the customer experience and operating results that currently define our industry; our expectation that our complete redesign of our home delivery network will significantly increase the time product remains in its original packaging, reduce returns and damages, and double the productivity of our delivery teams; our expectation that our work architecting a new operating platform, inclusive of our distribution center network redesign, the redesign of our reverse logistics and outlet business, and the reconceptualization of our home delivery and customer experience, will drive lower costs and inventory levels, and higher earnings and inventory turns throughout the balance of fiscal 2018 and result in a dramatically improved customer experience, continued margin enhancement and significant cost savings over the next several years; our expectation that future cash flow will be adequate to repay the aggregate outstanding principal balance of our aggregate of $650 million of zero coupon convertible notes due in June 2019 and June 2020; based on the continued strong financial performance of our business, our expectation to reduce the ratio of net debt to trailing twelve month adjusted EBITDA to 1.5 by the end of fiscal 2018; our belief that the strength of our business and the reduction in leverage we have achieved during the past four quarters puts us in a strong position to take advantage of the positive conditions in the capital markets and that we currently have multiple financing alternatives available to us on favorable terms that could further fortify our balance sheet and provide us with additional financial flexibility at a very low cost of capital; our belief that our stock repurchases in fiscal 2017 has proven to be an excellent allocation of capital for the benefit of our shareholders and our expectation to follow the same opportunistic capital allocation approach in the future regarding both sources and uses of capital; our plan to hold ourselves back from adding new businesses in fiscal 2018 outside of ongoing investments in RH Hospitality; our plans to open new Galleries in in New York on September 7, 2018 and Yountville on September 23, 2018; the product assortment and integrated hospitality experience to be presented at such new Galleries and the anticipated customer experience at such new Galleries; our expectations concerning product and brand expansion beginning in 2019; our plans regarding our new prototype Design Gallery with reduced square footage and efficient design, including our expectations regarding (i) such new format Design Gallery representing approximately two thirds of our target markets, and (ii) the financial characteristics of such new format Design Galleries including with respect to capital efficiency, timing, cost risk and productivity; our expectations regarding the timing of, and benefits from, the opening of any new Gallery or Guesthouse location; our objective and expectation to increase the pace of new Gallery openings from 3 to 5 per year to 5 to 7 per year; our plans and expectations regarding developing and introducing a new Gallery format that is tailored to secondary markets, our expectations regarding gaining share in markets currently only served by smaller competitors and our expectations concerning the financial characteristics of such new Gallery formation including driving $10 to $15 million of revenues at a net investment of $0 to $5 million, with a payback on our invested capital of 0 to 2 years; our expectations regarding our larger Bespoke Design Galleries, including the financial and operating characteristics of such Galleries and the San Francisco Gallery expected to open in 2019; and our expectations concerning indigenous Bespoke Galleries; our expectations with respect to our real estate development models that we will pursue and the benefits of such different models including (i) the anticipated pipeline of five additional projects that we would expect to pursue under a development model as opposed to a traditional leasing model, including our expectation that this model will reduce occupancy costs and increase our return on capital, (ii) our expectation regarding our future Gallery and Guesthouse in Aspen and other similar real estate transactions, including monetizing the profits interest at the time of sale of the property during the first five years and (iii) our expectation that we will be able to negotiate capital light leasing deals as well as the financial aspects of such deals, including that we expect that 65% to 100% of the capital requirement will be funded by the landlord, versus 35% to 50%

previously and our expected pipeline of 12 of these capital light deals; any financial or operational factors or results that are described as short term, one-time, non-recurring or unusual (as similar operational or financial factors may adversely affect the Company’s future results including as a result of charges, costs and other items that may occur in one or more subsequent financial reporting periods); and any statements or assumptions underlying any of the foregoing. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future events. We cannot assure you that future developments affecting us will be those that we have anticipated. Important risks and uncertainties that could cause actual results to differ materially from our expectations or the assumptions set forth in this release include, among others, risks related to our dependence on key personnel and any changes in key personnel; successful implementation of our growth strategy; our ability to leverage Waterworks; uncertainties in the current performance of our business including a range of risks related to our operations as well as external economic factors; general economic conditions and the impact on consumer confidence and spending; changes in customer demand for our products; decisions concerning the allocation of capital including the extent to which we repurchase additional shares of our common stock which will affect shares outstanding and EPS; factors affecting our outstanding convertible senior notes or other forms of our indebtedness; our ability to anticipate consumer preferences and buying trends, and maintain our brand promise to customers; changes in consumer spending based on weather and other conditions beyond our control; risks related to the number of new business initiatives we are undertaking; strikes and work stoppages affecting port workers and other industries involved in the transportation of our products; our ability to obtain our products in a timely fashion or in the quantities required; our ability to employ reasonable and appropriate security measures to protect personal information that we collect; our ability to support our growth with appropriate information technology systems; risks related to our sourcing and supply chain including our dependence on imported products produced by foreign manufacturers and risks related to importation of such products including risks related to tariffs and other similar issues, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in RH’s most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.rh.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

CONTACT

Cammeron McLaughlin

SVP, Investor Relations and Strategy

(415) 945-4998

cmclaughlin@rh.com

RH

REVENUE METRICS

(Unaudited)

	Three Months Ended
	August 4, 2018	July 29, 2017
Stores as a percentage of net revenues [a]	56%	57%
Direct as a percentage of net revenues	44%	43%
Growth in net revenues:
Stores [a]	3%	13%
Direct	5%	14%
Total	4%	13%
Comparable brand revenue growth [b] [c]	5%	7%

See the Company’s most recent Form 10-K and Form 10-Q filings for the definitions of stores, direct, and comparable brand revenue.

[a]

Stores data represents sales originating in retail stores, including Waterworks showrooms, and outlet stores. Net revenues for outlet stores, which include warehouse sales, were $37.9 million and $51.1 million for the three months ended August 4, 2018 and July 29, 2017, respectively.

[b]	Waterworks revenue is included in comparable brand revenue growth beginning June 2017, which is the first full month following the one-year anniversary of the acquisition.
[c]	Membership revenue is included in comparable brand revenue growth beginning April 2017, which is the first full month following the one-year anniversary of the program launch.

RH

RETAIL GALLERY METRICS

(Unaudited)

As of August 4, 2018, the Company operated a total of 85 retail Galleries consisting of 18 Design Galleries, 44 legacy Galleries, 2 RH Modern Galleries and 6 RH Baby & Child Galleries throughout the United States and Canada, and 15 Waterworks showrooms throughout the United States and in the U.K. This compares to a total of 85 retail Galleries consisting of 14 Design Galleries, 50 legacy Galleries, 1 RH Modern Gallery and 5 RH Baby & Child Galleries throughout the United States and Canada, and 15 Waterworks showrooms throughout the United States and in the U.K., as of July 29, 2017.

In addition, as of August 4, 2018, the Company operated 36 outlet stores compared to 28 as of July 29, 2017.

	Three Months Ended
	August 4, 2018		July 29, 2017
	Store Count	Total Leased Selling Square Footage	Store Count	Total Leased Selling Square Footage
		(in thousands)		(in thousands)
Beginning of period	84	1,012	85	912
Retail Galleries opened:
Nashville Design Gallery	1	45.6	—	—
Portland RH Baby&Child Gallery	1	4.7	—	—
Dallas RH Baby&Child Gallery	1	3.7	—	—
Waterworks Boston Showroom	—	—	1	5.0
Retail Galleries closed:
Nashville legacy Gallery	(1)	(7.1)	—	—
Washington DC legacy Gallery	(1)	(5.6)	—	—
Waterworks Boston Showroom	—	—	(1)	(2.1)
End of period	85	1,053	85	915

Weighted-average leased selling square footage		1,035		913
% Growth year over year		13%		20%

See the Company’s most recent Form 10-K and Form 10-Q filings for square footage definitions.

Total leased square footage as of August 4, 2018 and July 29, 2017 was 1,414,000 and 1,248,000, respectively.

Weighted-average leased square footage for the three months ended August 4, 2018 and July 29, 2017 was 1,392,000 and 1,243,000, respectively.

Retail sales per leased selling square foot for the three months ended August 4, 2018 and July 29, 2017 was $313 and $327, respectively.

RH

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended				Six Months Ended
	August 4, 2018	% of Net Revenues	July 29, 2017	% of Net Revenues	August 4, 2018	% of Net Revenues	July 29, 2017	% of Net Revenues
Net revenues	$640,798	100.0%	$615,326	100.0%	$1,198,204	100.0%	$1,177,406	100.0%
Cost of goods sold	369,198	57.6%	409,513	66.6%	714,569	59.6%	801,337	68.1%
Gross profit	271,600	42.4%	205,813	33.4%	483,635	40.4%	376,069	31.9%
Selling, general and administrative expenses	186,225	29.1%	193,690	31.4%	344,659	28.8%	357,050	30.3%
Income from operations	85,375	13.3%	12,123	2.0%	138,976	11.6%	19,019	1.6%
Other expenses
Interest expense—net	17,480	2.7%	14,402	2.4%	34,515	2.9%	26,581	2.2%
Loss on extinguishment of debt	917	0.1%	—	0.0%	917	0.1%	—	0.0%
Total other expenses	18,397	2.8%	14,402	2.4%	35,432	3.0%	26,581	2.2%
Income (loss) before income taxes	66,978	10.5%	(2,279)	(0.4)%	103,544	8.6%	(7,562)	(0.6)%
Income tax expense	2,936	0.5%	5,583	0.9%	11,443	0.9%	3,670	0.4%
Net income (loss)	$64,042	10.0%	$(7,862)	(1.3)%	$92,101	7.7%	$(11,232)	(1.0)%

Weighted-average shares used in computing basic net income (loss) per share	21,925,702		28,398,307		21,735,364		35,667,217
Basic net income (loss) per share	$2.92		$(0.28)		$4.24		$(0.31)

Weighted-average shares used in computing diluted net income (loss) per share	27,496,561		28,398,307		26,363,395		35,667,217
Diluted net income (loss) per share	$2.33		$(0.28)		$3.49		$(0.31)

RH

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	August 4, 2018	February 3, 2018	July 29, 2017
ASSETS
Cash and cash equivalents	$22,199	$17,907	$21,637
Merchandise inventories	551,343	527,026	608,048
Other current assets	118,960	99,997	112,431
Total current assets	692,502	644,930	742,116
Property and equipment—net	833,232	800,698	744,460
Goodwill and intangible assets	242,498	242,595	276,342
Other non-current assets	45,875	44,643	56,491
Total assets	$1,814,107	$1,732,866	$1,819,409

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Liabilities
Accounts payable and accrued expenses	$284,942	$318,765	$271,837
Convertible senior notes due 2019—net	335,670	—	—
Deferred revenue, customer deposits and other current liabilities	216,333	200,570	223,912
Total current liabilities	836,945	519,335	495,749
Asset based credit facility	—	199,970	283,000
Term loans—net	—	79,499	176,363
Convertible senior notes due 2019—net	—	327,731	319,969
Convertible senior notes due 2020—net	261,929	252,994	244,342
Convertible senior notes due 2023—net	240,804	—	—
Financing obligations under build-to-suit lease transactions	225,700	229,323	226,231
Other non-current obligations	102,668	131,350	120,539
Total liabilities	1,668,046	1,740,202	1,866,193

Stockholders’ equity (deficit)	146,061	(7,336)	(46,784)
Total liabilities and stockholders’ equity (deficit)	$1,814,107	$1,732,866	$1,819,409

RH

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended
	August 4, 2018	July 29, 2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$92,101	$(11,232)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	34,803	32,546
Other non-cash items	34,779	55,358
Change in assets and liabilities:
Merchandise inventories	(24,995)	140,331
Accounts payable, accrued expenses and other	(66,459)	97,353
Net cash provided by operating activities	70,229	314,356

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(61,212)	(56,697)
Proceeds from sale of assets held for sale—net	—	15,123
Net proceeds from investments	—	175,801
Net cash provided by (used in) investing activities	(61,212)	134,227

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of convertible senior notes	335,000	—
Proceeds from issuance of warrants	51,021	—
Purchase of convertible notes hedges	(91,857)	—
Debt issuance costs related to convertible senior notes	(6,349)	—
Net borrowings (repayments) under asset based credit facility	(199,970)	283,000
Net borrowings (repayments) under term loans	(80,000)	180,000
Net borrowings (repayments) under promissory and equipment security notes	(31,974)	13,883
Debt issuance costs	—	(7,939)
Repurchases of common stock—including commissions	—	(1,000,326)
Net equity related transactions	21,346	8,064
Other financing activities	(6,480)	(4,759)
Net cash used in financing activities	(9,263)	(528,077)
Effects of foreign currency exchange rate translation	(124)	55
Net decrease in cash and cash equivalents and restricted cash equivalents	(370)	(79,439)
Cash and cash equivalents
Beginning of period—cash and cash equivalents	17,907	87,023
Beginning of period—restricted cash equivalents (construction related deposits)	7,407	28,044
Beginning of period—cash and cash equivalents and restricted cash equivalents	25,314	115,067

End of period—cash and cash equivalents	22,199	21,637
End of period—restricted cash equivalents (construction related deposits)	2,745	13,991
End of period—cash and cash equivalents and restricted cash equivalents	$24,944	$35,628

RH

CALCULATION OF FREE CASH FLOW

(In thousands)

(Unaudited)

	Six Months Ended
	August 4, 2018	July 29, 2017
Net cash provided by operating activities	$70,229	$314,356
Capital expenditures	(61,212)	(56,697)
Payments on build-to-suit lease transactions	(6,190)	(4,601)
Payments on capital leases	(290)	(158)
Proceeds from sale of assets held for sale—net	—	15,123
Free cash flow [a]	$2,537	$268,023

[a]

Free cash flow is calculated as net cash provided by operating activities and net proceeds from sale of assets held for sale, less capital expenditures, payments on build-to-suit lease transactions and payments on capital leases. Free cash flow excludes all non-cash items, such as the non-cash additions of property and equipment due to build-to-suit lease transactions. Free cash flow is included in this press release because management believes that free cash flow provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RH

RECONCILIATION OF GAAP NET INCOME (LOSS) TO ADJUSTED NET INCOME

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
GAAP net income (loss)	$64,042	$(7,862)	$92,101	$(11,232)
Adjustments (pre-tax):
Net revenues:
Recall accrual [a]	1,853	3,813	1,853	3,813
Cost of goods sold:
Recall accrual [a]	(3,262)	763	(3,516)	763
Impact of inventory step-up [b]	190	480	380	1,860
Selling, general and administrative expenses:
Legal settlement [c]	(7,204)	—	(5,289)	—
Distribution center closures [d]	—	—	(2,072)	—
Reorganization related costs [e]	1,721	—	1,721	—
Recall accrual [a]	345	157	345	157
Executive non-cash compensation [f]	—	23,872	—	23,872
Gain on sale of building and land [g]	—	(1,300)	—	(1,300)
Other expenses:
Amortization of debt discount [h]	9,000	6,790	16,272	13,505
Loss on extinguishment of debt [i]	917	—	917	—
Subtotal adjusted items	3,560	34,575	10,611	42,670
Impact of income tax items [j]	(168)	(7,012)	(1,824)	(9,943)
Adjusted net income [k]	$67,434	$19,701	$100,888	$21,495

[a]

Represents a reduction in net revenues, increase in cost of goods sold and inventory charges associated with product recalls initiated in the second quarter of fiscal 2018 and in the second quarter of fiscal 2017, as well as accrual adjustments, insurance recoveries and vendor claims related to previously initiated recalls.

[b]	Represents the non-cash amortization of the inventory fair value adjustment recorded in connection with our acquisition of Waterworks.
[c]	Represents a legal settlement, net of related legal expenses.
[d]

Represents an adjustment to the lease related liability associated with the Dallas distribution center closure in fiscal 2017 primarily due to the remeasurement of the liability for lease losses resulting from a sublease agreement we entered into in April 2018 that resulted in an update to both the timing and the term of future lease-related cash inflows.

[e]

Represents costs associated with a supply chain reorganization, including the closure of the Dallas customer call center, which include severance costs and related taxes, partially offset by a reversal of stock-based compensation expense related to unvested equity awards.

[f]	Represents non-cash compensation charges related to a fully vested option grant made to Mr. Friedman in May 2017.
[g]	Represents the gain on the sale of building and land of one of our owned retail Galleries.
[h]

Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability and equity components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. Accordingly, in accounting for GAAP purposes for the $350 million aggregate principal amount of convertible senior notes that were issued in June 2014 (the “2019 Notes”), the $300 million aggregate principal amount of convertible senior notes that were issued in June and July 2015 (the “2020 Notes”), and for the $335 million aggregate principal amount of convertible senior notes that were issued in June 2018 (the “2023 Notes”), we separated the 2019 Notes, 2020 Notes and 2023 Notes into liability (debt) and equity (conversion option) components and we are amortizing as debt discount an amount equal to the fair value of the equity components as interest expense on the 2019 Notes, 2020 Notes and 2023 Notes over their respective terms. The equity components represent the difference between the proceeds from the issuance of the 2019 Notes, 2020 Notes and 2023 Notes and the fair value of the liability components of the 2019 Notes, 2020 Notes and 2023 Notes, respectively. Amounts are presented net of interest capitalized for capital projects of $0.8 million during both the three months ended August 4, 2018 and July 29, 2017. Amounts are presented net of interest capitalized for capital projects of $1.4 million and $1.5 million during the six months ended August 4, 2018 and July 29, 2017, respectively.

[i]

Represents the loss on extinguishment of debt related to the LILO term loan, the promissory note secured by our aircraft and the equipment security notes, all of which were repaid in full in June 2018.

[j]

The adjustment for the three months ended August 4, 2018 represents the tax effect of the adjusted items based on our effective tax rate of 4.4%. The six months ended August 4, 2018 includes an adjustment to calculate income tax expense at an adjusted tax rate of 11.6%, which is calculated based on the weighted-average fiscal 2018 quarterly effective tax rates. The adjustments for the three and six months ended July 29, 2017 assume a normalized tax rate of approximately 39%.

[k]

Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as net income (loss), adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted net income is included in this press release because management believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of actual results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RH

RECONCILIATION OF DILUTED NET INCOME (LOSS) PER SHARE TO

ADJUSTED DILUTED NET INCOME PER SHARE

(Unaudited)

	Three Months Ended		Six Months Ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Diluted net income (loss) per share	$2.33	$(0.28)	$3.49	$(0.31)

Pro forma diluted net income (loss) per share [a]	$2.36	$(0.26)	$3.52	$(0.31)
EPS impact of adjustments (pre-tax) [b]:
Amortization of debt discount	0.34	0.21	0.62	0.38
Reorganization related costs	0.06	—	0.07	—
Loss on extinguishment of debt	0.03	—	0.04	—
Impact of inventory step-up	0.01	0.02	0.01	0.05
Legal settlement	(0.27)	—	(0.20)	—
Distribution center closures	—	—	(0.08)	—
Recall accrual	(0.04)	0.16	(0.05)	0.13
Executive non-cash compensation	—	0.79	—	0.65
Gain on sale of building and land	—	(0.04)	—	(0.04)
Subtotal adjusted items	0.13	1.14	0.41	1.17
Impact of income tax items [b]	—	(0.23)	(0.08)	(0.27)
Adjusted diluted net income per share [c]	$2.49	$0.65	$3.86	$0.59

[a]

For GAAP purposes, we incur dilution above the lower strike prices of our 2019 Notes, 2020 Notes and 2023 Notes of $116.09, $118.13 and $193.65, respectively. However, we exclude from our adjusted diluted shares outstanding calculation the dilutive impact of the convertible notes between $116.09 and $171.98 for our 2019 Notes, between $118.13 and $189.00 for our 2020 Notes, and between $193.65 and $309.84 for our 2023 Notes, based on the bond hedge contracts in place that will deliver shares to offset dilution in these ranges. At stock prices in excess of $171.98, $189.00 and $309.84, we will incur dilution related to the 2019 Notes, 2020 Notes and 2023 Notes, respectively, and our obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges. Pro forma diluted net income per share for the three months ended August 4, 2018 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 27,084,293, which excludes dilution related to the 2019 Notes and 2020 Notes of 412,268 shares. Pro forma diluted net income per share for the six months ended August 4, 2018 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 26,157,261, which excludes dilution related to the 2019 Notes and 2020 Notes of 206,134 shares.

Pro forma diluted net loss per share for the three and six months ended July 29, 2017 is calculated based on GAAP net loss and pro forma diluted weighted-average shares of 30,365,424 and 36,562,408, respectively.

[b]	Refer to table titled “Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income” and the related footnotes for additional information.
[c]

Adjusted diluted net income per share is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted diluted net income per share as net income (loss), adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance divided by the Company’s share count. Adjusted diluted net income per share is included in this press release because management believes that adjusted diluted net income per share provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RH

RECONCILIATION OF NET REVENUES TO ADJUSTED NET REVENUES

AND GROSS PROFIT TO ADJUSTED GROSS PROFIT

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Net revenues	$640,798	$615,326	$1,198,204	$1,177,406
Recall accrual [a]	1,853	3,813	1,853	3,813
Adjusted net revenues [b]	$642,651	$619,139	$1,200,057	$1,181,219

Gross profit	$271,600	$205,813	$483,635	$376,069
Recall accrual [a]	(1,409)	4,576	(1,663)	4,576
Impact of inventory step-up [a]	190	480	380	1,860
Adjusted gross profit [b]	$270,381	$210,869	$482,352	$382,505

Gross margin [c]	42.4%	33.4%	40.4%	31.9%
Adjusted gross margin [c]	42.1%	34.1%	40.2%	32.4%

[a]	Refer to table titled “Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income” and the related footnotes for additional information.
[b]

Adjusted net revenues and adjusted gross profit are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We define adjusted net revenues as net revenues, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. We define adjusted gross profit as gross profit, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted net revenues and adjusted gross profit are included in this press release because management believes that adjusted net revenues and adjusted gross profit provide meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

[c]	Gross margin is defined as gross profit divided by net revenues. Adjusted gross margin is defined as adjusted gross profit divided by adjusted net revenues.

RH

RECONCILIATION OF NET INCOME (LOSS) TO OPERATING

INCOME AND ADJUSTED OPERATING INCOME

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Net income (loss)	$64,042	$(7,862)	$92,101	$(11,232)
Interest expense—net	17,480	14,402	34,515	26,581
Loss on extinguishment of debt	917	—	917	—
Income tax expense	2,936	5,583	11,443	3,670
Operating income	85,375	12,123	138,976	19,019
Legal settlement [a]	(7,204)	—	(5,289)	—
Distribution center closures [a]	—	—	(2,072)	—
Recall accrual [a]	(1,064)	4,733	(1,318)	4,733
Reorganization related costs [a]	1,721	—	1,721	—
Impact of inventory step-up [a]	190	480	380	1,860
Executive non-cash compensation [a]	—	23,872	—	23,872
Gain on sale of building and land [a]	—	(1,300)	—	(1,300)
Adjusted operating income [b]	$79,018	$39,908	$132,398	$48,184

Net revenues	$640,798	$615,326	$1,198,204	$1,177,406
Adjusted net revenues [c]	$642,651	$619,139	$1,200,057	$1,181,219

Operating margin [c]	13.3%	2.0%	11.6%	1.6%
Adjusted operating margin [c]	12.3%	6.4%	11.0%	4.1%

[a]	Refer to table titled “Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income” and the related footnotes for additional information.
[b]

Adjusted operating income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted operating income as operating income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted operating income is included in this press release because management believes that adjusted operating income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

[c]

Operating margin is defined as operating income divided by net revenues. Adjusted operating margin is defined as adjusted operating income divided by adjusted net revenues. Refer to table titled “Reconciliation of Net Revenues to Adjusted Net Revenues and Gross Profit to Adjusted Gross Profit” and the related footnotes for a definition and reconciliation of adjusted net revenues.

RH

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Net income (loss)	$64,042	$(7,862)	$92,101	$(11,232)
Depreciation and amortization	17,756	16,526	34,803	32,546
Interest expense—net	17,480	14,402	34,515	26,581
Loss on extinguishment of debt	917	—	917	—
Income tax expense	2,936	5,583	11,443	3,670
EBITDA [a]	103,131	28,649	173,779	51,565
Non-cash compensation [b]	6,234	30,877	14,231	36,166
Reorganization related costs [c]	1,721	—	1,721	—
Impact of inventory step-up [c]	190	480	380	1,860
Legal settlement [c]	(7,204)	—	(5,289)	—
Distribution center closures [c]	—	—	(2,072)	—
Recall accrual [c]	(1,064)	4,733	(1,318)	4,733
Gain on sale of building and land [c]	—	(1,300)	—	(1,300)
Adjusted EBITDA [a]	$103,008	$63,439	$181,432	$93,024

[a]

EBITDA and Adjusted EBITDA are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We define EBITDA as consolidated net income (loss) before depreciation and amortization, interest expense, loss on extinguishment of debt and provision for income taxes. Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of non-cash compensation, as well as certain non-recurring and other items that we do not consider representative of our underlying operating performance. EBITDA and Adjusted EBITDA are included in this press release because management believes that these metrics provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions for other companies due to different methods of calculation.

[b]

Represents non-cash compensation charges related to equity awards granted to employees, including the non-cash compensation charge related to a fully vested option grant made to Mr. Friedman in May 2017.

[c]	Refer to table titled “Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income” and the related footnotes for additional information.

RH

RECONCILIATION OF NET INCOME TO EBITDA

AND ADJUSTED EBITDA TRAILING TWELVE MONTHS

(In thousands)

(Unaudited)

	Trailing Twelve Months
	August 4, 2018	July 29, 2017
Net income	$105,513	$721
Depreciation and amortization	72,392	63,606
Interest expense—net	70,504	49,626
Goodwill impairment [a]	33,700	—
Loss on extinguishment of debt [b]	5,797	—
Income tax expense	35,744	11,168
EBITDA [m]	323,650	125,121
Non-cash compensation [c]	28,774	51,296
Asset impairment and lease losses [d]	4,417	12,743
Distribution center closures [e]	3,723	—
Reorganization related costs [f]	1,721	974
Recall accrual [g]	1,656	9,348
Impact of inventory step-up [h]	1,047	5,294
Legal settlement [i]	(5,289)	—
Anti-dumping exposure [j]	(2,202)	—
Gain on sale of building and land [k]	(819)	(1,300)
Aircraft impairment [l]	—	4,767
Adjusted EBITDA [m]	$356,678	$208,243

[a]	Represents goodwill impairment related to the Waterworks reporting unit.
[b]

Represents the loss on extinguishment of debt related to the second lien term loan which was repaid in full in October 2017, as well as the LILO term loan, the promissory note secured by our aircraft and the equipment security notes, all of which were repaid in full in June 2018.

[c]	Represents non-cash compensation related to equity awards granted to employees, including the non-cash compensation charge related to a fully vested option grant made to Mr. Friedman in May 2017.
[d]	Represents the impairments associated with RH Contemporary Art and RH Kitchen.
[e]

Represents property and equipment disposals, lease related charges, inventory transfer costs, severance expense and other costs associated with two distribution center closures, which were completed in November 2017 and January 2018.

[f]	Represents costs associated with reorganizations, which include severance costs and related taxes, partially offset by a reversal of stock-based compensation expense related to unvested equity awards.
[g]

Represents a reduction in net revenues, increase in cost of goods sold and inventory charges associated with product recalls, as well as accrual adjustments, insurance recoveries and vendor claims related to product recalls.

[h]	Represents a legal settlement, net of related legal expenses.
[i]	Represents the non-cash amortization of the inventory fair value adjustment recorded in connection with our acquisition of Waterworks.
[j]

Represents the release of the remaining reserve for potential claims regarding anti-dumping duties which we believe have lapsed. The reserve related to potential tariff obligations of one of our foreign suppliers following the U.S. Department of Commerce’s review on the anti-dumping duty order on wooden bedroom furniture from China for the period from January 1, 2011 through December 31, 2011.

[k]	Represents the gain on the sale of building and land of one of our owned retail Galleries.
[l]	Represents the impairment recorded upon reclassification of aircraft as asset held for sale.
[m]	Refer to footnote [a] within table titled “Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA.”

RH

TOPIC 606 IMPACT OF ADOPTION

(In thousands)

(Unaudited)

We adopted ASU 2014-09 (“Topic 606”), which pertains to revenue recognition, on February 4, 2018.

The adoption of Topic 606 had the most material impact on the timing of advertising expense recognition related to direct response advertising, including costs associated with the Company’s Source Books. Under Topic 606, the Company will recognize expense associated with the Source Books upon the delivery of the Source Books to the carrier. Prior to adoption of Topic 606, costs associated with Source Books were capitalized and amortized over their expected period of future benefit.

	Three Months Ended August 4, 2018
	As Reported	% of Net Revenues	Topic 606 Adjustments	Balances without Adoption of Topic 606	% of Net Revenues
Net revenues [a]	$640,798	100.0%	$(1,685)	$639,113	100.0%
Cost of goods sold [b]	369,198	57.6%	(662)	368,536	57.7%
Gross profit	271,600	42.4%	(1,023)	270,577	42.3%
Selling, general and administrative expenses [c]	186,225	29.1%	(11,105)	175,120	27.4%
Income from operations	85,375	13.3%	10,082	95,457	14.9%
Other expenses
Interest expense—net	17,480	2.7%	—	17,480	2.7%
Loss on extinguishment of debt	917	0.1%	—	917	0.1%
Total other expenses	18,397	2.8%	—	18,397	2.8%
Income before income taxes	66,978	10.5%	10,082	77,060	12.1%
Income tax expense [d]	2,936	0.5%	455	3,391	0.6%
Net income	$64,042	10.0%	$9,627	$73,669	11.5%

[a]

Adjustment to net revenues includes (i) $1.2 million associated with deferred revenue, (ii) $0.5 million associated with incentive payment amortization, (iii) $0.4 million associated with gift card breakage, partially offset by (iv) $0.2 million increase associated with membership revenue and (v) $0.2 million increase associated with reversal of return reserve.

[b]	Adjustment to costs of goods sold represents deferred cost of goods sold of $0.6 million and the impact of related shipping expenses of $0.1 million.
[c]

Adjustment to selling, general and administrative expenses includes a $10.0 million decrease in advertising expense, gift card breakage of $0.6 million and incentive payment amortization of $0.5 million.

[d]	Adjustment to income tax expense represents the tax effect of the adjustments based on our effective tax rate of 4.4%.

The following table summarizes the impact of adopting Topic 606 on our condensed consolidated balance sheet:

	As of August 4, 2018
	As Reported	Topic 606 Adjustments	Balances without Adoption of Topic 606
Other current assets	$118,960	$36,012	$154,972
Other non-current assets	45,875	(6,561)	39,314
Accounts payable and accrued expenses	284,942	(732)	284,210
Deferred revenue, customer deposits and other current liabilities	216,333	5,995	222,328
Stockholders’ equity	146,061	24,188	170,249

RH

FISCAL 2018 GUIDANCE BY QUARTER

(In millions, except per share data)

The Company is providing the following outlook for fiscal 2018:

	First Quarter 2018	Second Quarter 2018	Third Quarter 2018	Fourth Quarter 2018	Fiscal Year 2018
Adjusted net revenues	$557.4 [a]	$642.7	$624 - $636	$665 - $685	$2,489 - $2,521
% growth vs. prior year	(1)%	4%	5% - 7%	6% - 9% [b]	4% - 5% [b]

Adjusted gross margin (% of net revenues)	38.0%	42.1%	40.0% - 40.5%	39.5% - 40.0%	40.0% - 40.2%

Adjusted SG&A (as % of net revenues)	28.5% [a]	29.8%	31.6% - 32.0%	24.7% - 25.0%	28.6% - 28.7%

Adjusted operating margin (% of net revenues)	9.6%	12.3%	8.0% - 8.9%	14.5% - 15.3%	11.2% - 11.7%

Adjusted net income	$33.5	$67.4	$31.3 - $36.1	$65.6 - $71.6	$197.8 - $208.6

Adjusted diluted EPS	$1.33	$2.49	$1.15 - $1.33	$2.33 - $2.54	$7.35 - $7.75

Merchandise inventories					$450 - $475

Capital expenditures—net of asset sales					$75 - $85

Free cash flow					$260+

[a]	First quarter net revenues and SG&A as a percentage of net revenues are shown on a GAAP basis.
[b]	On comparable 13-week to 13-week basis for fourth quarter 2018 and 52-week to 52-week basis for fiscal 2018. The extra week added approximately $42.6 million to fiscal 2017 net revenues.

Note: The Company’s adjusted net income does not include certain charges and costs. The adjustments to net revenues, gross margin, selling, general and administrative expenses, operating income, operating margin and net income in future periods are generally expected to be similar to the kinds of charges and costs excluded from such non-GAAP financial measures in prior periods, such as unusual non-cash and other compensation expense; one-time income tax expense or benefits; legal claim related expenses; recall accruals; reorganization costs including severance costs and related taxes; non-cash amortization of debt discount; and charges and costs in connection with the acquisition of Waterworks, among others. The exclusion of these charges and costs in future periods will have a significant impact on the Company’s adjusted net revenues, adjusted gross margin, adjusted selling, general and administrative expenses, adjusted operating income, adjusted operating margin and adjusted net income. The Company is not able to provide a reconciliation of the Company’s non-GAAP financial guidance to the corresponding GAAP measures without unreasonable effort because of the uncertainty and variability of the nature and amount of these future charges and costs.

RH

ESTIMATED TOPIC 606 IMPACT TO FISCAL 2018 GUIDANCE BY QUARTER

	First Quarter 2018	Second Quarter 2018	Third Quarter 2018	Fourth Quarter 2018	Fiscal Year 2018
Net revenues	1.1% Increase	0.4% Decrease	0.1% Decrease	0.6% Increase	0.5% Increase

Adjusted gross margin (% of net revenues)	30 bps Increase	10 bps Increase	No impact	10 bps Increase	10 bps Increase

Adjusted SG&A (as % of net revenues)	110 bps Decrease	170 bps Increase	220 bps Increase	300 bps Decrease	10 bps Decrease

Adjusted operating margin (% of net revenues) [a]	140 bps Increase	160 bps Decrease	220 bps Decrease	290 bps Increase	20 bps Increase

[a]

Adjusted operating margin includes the impact of advertising costs as follows: approximately 90 basis points increase in the first quarter 2018, approximately 150 basis points decrease in the second quarter fiscal 2018, approximately 210 basis points decrease in the third quarter fiscal 2018, approximately 320 basis points increase in the fourth quarter fiscal 2018 and approximately 20 basis points increase in fiscal 2018.

RH

ANTICIPATED IMPACT OF STOCK PRICE ON ADJUSTED DILUTED SHARES OUTSTANDING

(In millions, except stock price and per share data)

	Average Third Quarter Fiscal 2018 Stock Price
	$150.00	$170.00	$190.00	$210.00	$230.00	$250.00
Midpoint of Q3 2018 adjusted net income guidance	$33.7	$33.7	$33.7	$33.7	$33.7	$33.7

Q3 2018 adjusted diluted shares outstanding [a]	27.63	27.98	28.58	29.32	29.93	30.45

Q3 2018 adjusted earnings per share	$1.22	$1.20	$1.18	$1.15	$1.13	$1.11

	Average Fiscal 2018 Stock Price
	$150.00	$170.00	$190.00	$210.00	$230.00	$250.00
Midpoint of fiscal 2018 adjusted net income guidance	$203.2	$203.2	$203.2	$203.2	$203.2	$203.2

Fiscal 2018 adjusted diluted shares outstanding [a]	27.26	27.60	28.19	28.93	29.53	30.05

Fiscal 2018 adjusted earnings per share	$7.45	$7.36	$7.21	$7.02	$6.88	$6.76

Note: The table above is intended to demonstrate the impact of increasing stock prices on our adjusted diluted shares outstanding due to 1) additional in-the-money options and 2) the higher cost of acquired shares under the treasury stock method.

For GAAP purposes, we will incur dilution above the lower strike prices of our 2019 Notes, 2020 Notes and 2023 Notes of $116.09, $118.13 and $193.65, respectively. However, no additional shares will be included in our adjusted diluted shares outstanding calculation between $116.09 and $171.98 for our 2019 Notes, between $118.13 and $189.00 for our 2020 Notes, and between $193.65 and $309.84 for our 2023 Notes, based on the bond hedge contracts in place that will deliver shares to offset dilution in these ranges. At stock prices in excess of $171.98, $189.00 and $309.84, we will incur dilution related to the 2019 Notes, 2020 Notes and 2023 Notes, respectively, and our obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges.

The calculation also includes assumptions around the timing and number of options exercises. Actual diluted shares outstanding may differ if actual exercises differ from estimates. The stock option awards outstanding for RH’s Chairman and CEO are included in all of the adjusted diluted shares outstanding scenarios above based on the exercise prices of $46.50, $75.43 and $50.00 for the November 2012, July 2013 and May 2017 grants, respectively.

[a]

Includes 0.299 million, 0.800 million, 1.213 million and 1.561 million incremental shares at $190.00, $210.00, $230.00 and $250.00 average share price, respectively, due to dilution from the convertible notes.